EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between friendlyway Corporation, a duly organized Nevada corporation (“Employer”), and Kenneth J. Upcraft, a resident of the State of Colorado (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is in need of persons with experience at the executive level in developing, organizing and managing all aspects of the Employer’s business; and

WHEREAS, Employee has the necessary experience desired by Employer; and

WHEREAS, Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms, covenants and conditions hereinafter set forth; and

WHEREAS, Employer and its affiliates have accumulated valuable and confidential information, including, without limitation, trade secrets and know-how relating to technology, equipment, marketing plans, acquisition plans, sources of supply, business strategies and other business records; and

WHEREAS, the giving of the covenants contained herein is a condition precedent to the employment of Employee by Employer and Employee acknowledges that the execution of this Agreement and the entering into of these covenants is an express condition of his employment by Employer and that said covenants are given in consideration for such employment and the other benefits conferred upon him by this Agreement; and

NOW, THEREFORE, in consideration of such employment and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employer and Employee hereby agree as follows:

SECTION I. EMPLOYMENT OF EMPLOYEE

Employer hereby employs, engages and hires Employee as President and Chief Executive Officer of Employer, and Employee hereby accepts and agrees to such hiring, engagement and employment, subject to the direct supervision and direction of the Board of Directors of Employer. Employee shall perform duties as are customarily performed by one holding such position in other, same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other and unrelated services and duties as may be assigned to him from time to time by Employer.

SECTION II. EMPLOYEE’S PERFORMANCE

Employee hereby agrees that he will, at all times, faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer.

SECTION III. COMPENSATION OF EMPLOYEE

Employer shall pay Employee, and Employee shall accept from Employer, in full payment for Employee's services hereunder, compensation as follows:

A. Salary. Employee shall be paid a salary of $200,000.00 per year, which salary shall be payable in equal installments on the 1st and 15th days of each calendar month, in arrears, subject to deduction of all lawful and required withholding. Employer may, in its sole discretion, for any payment period hereunder, elect to pay up to 100% of Employee’s salary in shares of Employer’s Common Stock as determined by the Board of Directors.

B. Insurance and Other Benefits. As further consideration for the covenants contained herein, Employer will provide Employee with such insurance, welfare, sick leave and other benefits as may be established by Employer from time to time with respect to its employees in accordance with Employer’s established procedures. Employee shall be entitled to Directors’ and Officers’ indemnification insurance coverage to the same extent as is provided to other persons employed as officers of Employer.

C. Other Compensation Plans. Employee shall be entitled to participate, to the same extent as is provided to other persons employed by Employer, in any future stock bonus plan, stock option plan or employee stock ownership plan of Employer.

D. Expenses. It is acknowledged that, during the term of employment, Employee will be required to incur ordinary and necessary business expenses on behalf of Employer in connection with the performance of his duties hereunder. Employer shall reimburse Employee promptly the amount of all such expenses upon presentation of itemized vouchers or other evidence of those expenditures. Any single expense item in excess of $4,000.00 shall be approved by Employer prior to the incurrence of such expense.

E. Vacations. Employee shall be entitled to three (3) weeks paid vacation each year for the term of this Agreement. Such vacations shall be taken at such times as Employer designates as to time-of-year. Vacation time can be accumulated year-to-year up to three years maximum.

F.Additional Compensation.

(1) As further consideration for the services to be provided by Employee, Employer will issue to Employee shares of Employer’s common stock, provided that Pantel Systems, Inc. (“Pantel”) achieves a certain amount of gross profit (“Pantel Gross Profit”) as follows:

(a) On the first anniversary of the Closing Date (as such term is defined in that separate Share Exchange Agreement, dated May 1, 2006, by and between Friendlyway Corporation and Pantel), if the Pantel Gross Profit is

(i) at least equal to $5,716,691, Employee shall be entitled to receive 19,259,561 shares of Employer common stock; or

(ii) at least equal to $4,573,353, but less than $5,716,691, Employee shall be entitled to receive 14,444,671 shares of Employer common stock; or

(iii) at least equal to $3,430,015, but less than $4,573,353, Employee shall be entitled to receive 9,629,781 shares of Employer common stock.

(b) On the second anniversary of the Closing Date, if the Pantel Gross Profit is

(i) at least equal to $21,642,258, Employee shall be entitled to receive 19,259,561 shares of Employer common stock; or

(ii) at least equal to $17,313,806, but less than $21,642,258, Employee shall be entitled to receive 14,444,671 shares of Employer common stock; or

(iii) at least equal to $12,985,355, but less than $17,313,806, Employee shall be entitled to receive 9,629,781 shares of Employer common stock.

(c) On the third anniversary of the Closing Date, if the Pantel Gross Profit is

(i) at least equal to $36,870,967, Employee shall be entitled to receive 19,259,561 shares of Employer common stock; or

(ii) at least equal to $29,496,773, but less than $36,870,967, Employee shall be entitled to receive 14,444,671 shares of Employer common stock; or

(iii) at least equal to $22,122,580, but less than $29,496,773, Employee shall be entitled to receive 9,629,781 shares of Employer common stock.

For purposes of this Section “Pantel Gross Profit” shall be equal to the amount of (x) Pantel’s revenues minus (y) Pantel’s cost of revenues for the applicable period, which shall be calculated for each anniversary period in accordance with GAAP.

(2) It is acknowledged that the Employer plans to expand through internal growth and acquisitions. To the extent that Employee is instrumental in evaluating, negotiating and closing acquisition transactions, Employee shall be entitled to an option representing the share equivalent of three and one-half percent (3.5%) of the purchase price of the acquisition at acquisition price or market price as determined by Employer (i.e. purchase price of $200, one-half in cash and one-half in common stock of Employer, assuming $1.00 market value per share, = option to purchase seven (7) shares at an option price of $1.00 per share).

SECTION IV. COMPANY POLICIES

Employee agrees to abide by the policies, rules, regulations or usages applicable to Employee as established by Employer from time to time and provided to Employee in writing.

SECTION V. CONFIDENTIALITY AGREEMENT; NON-COMPETITION AGREEMENT

A. In consideration of Employer’s executing this Agreement, Employee shall have executed, prior to the execution of this Agreement, a Confidentiality Agreement (the “Confidentiality Agreement”), in the form attached hereto as Exhibit “A”.

B. In consideration of Employer’s executing this Agreement, Employee agrees, effective as of the date hereof, to sign and be bound by the obligations of an Agreement Not to Compete (the “Non-Competition Agreement”), in the form attached hereto as Exhibit “B”.

C. The obligations under the Confidentiality Agreement and the Non-Competition Agreement shall survive the termination of this Agreement.

SECTION VI. TERM AND TERMINATION

A. Term. The term of this Agreement shall be a period of twenty-four (24) months, commencing on the date hereof. At the expiration of each month hereafter, this Agreement shall be automatically renewed for additional twenty-four (24) months, provided neither party hereto submits a written notice of termination within sixty (60) days prior to the termination of either the initial term hereof or any renewal term.

B. Termination. Employer agrees not to terminate this Agreement except for "just cause", and agrees to give Employee written notice of its belief that acts or events constituting "just cause" exist. Employee has the right to cure, within thirty (30) days of Employer's giving of such notice, the acts, events or conditions which led to Employer's notice. For purposes of this Agreement, "just cause" shall mean (1) the willful failure or refusal of Employee to implement or follow the written policies or directions of Employer's Board of Directors, provided that Employee's failure or refusal is not based upon Employee's belief in good faith, as expressed to Employer in writing, that the implementation thereof would be unlawful; (2) gross negligence; (3) misappropriation of assets of Employer; (4) any act involving personal dishonesty or criminal conduct against Employer.

Although Employer retains the right to terminate Employee for any reason not specified above, Employer agrees that if it discharges Employee for any reason other than just cause, as is solely defined above, Employee will be entitled to full compensation, including participation in all benefit programs, for the remainder of the current term, original or renewal, as the case may be, of employment.

If Employee should cease his employment hereunder voluntarily for any reason, or is terminated for just cause, all compensation and benefits payable to Employee shall thereupon, without any further writing or act, cease, lapse and be terminated. However, all defined compensation, benefits and reimbursements which accrued prior to Employee's ceasing employment or termination, will become immediately due and payable and shall be payable to Employee’s estate should his employment cease due to death.

C. Change in Control. In the event of a change in control, Employee may, in his sole discretion, terminate his employment hereunder voluntarily and, notwithstanding such termination, Employee will be entitled to full compensation under this Agreement, including participation in all benefit programs, for the remainder of the current term, original or renewal, as the case may be, of employment.

For purposes of this Section, a "change in control" shall be deemed to occur:

(1) if any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Employer under an employee benefit plan of the Employer, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Employer representing 50% or more of (a) the outstanding shares of common stock of the Employer or (b) the combined voting power of the Employer's then-outstanding securities;

(2) if the Employer is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Employer outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Employer or such surviving or other entity outstanding immediately after such merger or consolidation;

(3) if there occurs a sale or disposition of all or substantially all of the Employer's assets (or consummation of any transaction, or series of related transactions, having similar effect);

(4) if there occurs a change in the composition of the Board of Directors of the Employer within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors;

(5) upon the dissolution or liquidation of the Employer; or

(6) upon the occurrence any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

Notwithstanding any other provision of this Agreement, the aggregate present value of all payments made to Employee pursuant to this Section VI(C) shall not exceed two times the Employee's base amount. For purposes of this provision, the “base amount” shall be the Employee’s average compensation includible in gross income for the five taxable years preceding the taxable year in which the change in control occurs.

SECTION VII. COMPLETE AGREEMENT

This Agreement contains the complete agreement concerning the employment arrangement between the parties hereto and shall, as of the effective date hereof, supersede all other agreements between the parties. The parties hereto stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery hereof, except such representations as are specifically set forth herein and each of the parties hereto acknowledges that he or it has relied on his or its own judgment in entering into this Agreement. The parties hereto further acknowledge that any payments or representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.

SECTION VIII. WAIVER; MODIFICATION

The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding or litigation between the parties hereto arising out of, or affecting, this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this Section may not be waived except as herein set forth.

SECTION IX. SEVERABILITY

All agreements and covenants contained herein are severable, and in the event any one of them, with the exception of those contained in Sections I, III, IV and V hereof, shall be held to be invalid in any proceeding or litigation between the parties, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

SECTION X. NOTICES

Any and all notices will be sufficient if furnished in writing and sent by registered mail to Employee’s last known residence or Employer’s principal office address.

SECTION XI. CORPORATE AUTHORITY OF EMPLOYER

The execution of this Agreement by Employer has been approved by the Board of Directors of Employer.

SECTION XII. REPRESENTATIONS OF EMPLOYEE

A. Legal Disability. Employee hereby represents to Employer that he is under no legal disability with respect to his entering into this Agreement.

B. Receipt of Disclosure. Employee hereby represents and warrants that he has received and reviewed (1) Employer’s Annual Reports on Form 10-KSB, as filed with the SEC, (2) Employer’s Quarterly Reports on Form 10-QSB, as filed with the SEC and, (3) Employer’s Current Reports on Form 8-K, as amended and as filed with the SEC. With respect to such information, Employee further represents and warrants that he has had an opportunity to ask questions of, and to receive answers from, the officers of Employer.

C. Representations Relating to Employer Common Stock. Employee represents and warrants to Employer that the shares of Employer common stock being acquired pursuant to this Employment Agreement are being acquired for his own account and for investment and not with a view to the public resale or distribution of such shares and further acknowledges that the shares being issued have not been registered under the Securities Act or any state securities law and are “restricted securities,” as that term is defined in Rule 144 promulgated by the SEC, and must be held for a minimum of 12 months, unless they are subsequently registered or an exemption from such registration is available.

D. Consent to Legend. Employee consents to the placement of a legend restricting future transfer on the share certificates representing the Employer common stock delivered hereunder, which legend shall be in the following, or similar, form:

“THE STOCK REPRESENTED BY THIS CERTIFICATE HAS BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED. THE STOCK MAY NOT BE TRANSFERRED WITHOUT REGISTRATION EXCEPT IN TRANSACTIONS EXEMPT FROM SUCH REGISTRATION.”

SECTION XIII. COUNTERPARTS

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and, together, shall constitute one and the same agreement, with one counterpart being delivered to each party hereto.

SECTION XIV. BENEFIT

The provisions of this Agreement shall extend to the successors, surviving corporations and assigns of Employer and to any purchaser of substantially all of the assets and business of Employer. The term "Employer" shall be deemed to include Employer, any joint venture, partnership, limited liability company, corporation or other juridical entity, in which Employer shall have an interest, financial or otherwise.

SECTION XV. ARBITRATION

The parties agree that any dispute arising between them related to this Agreement or the performance hereof shall be submitted for resolution to the American Arbitration Association for arbitration in the Denver, Colorado, office of the Association under the then-current rules of arbitration. The Arbitrator or Arbitrators shall have the authority to award to the prevailing party its reasonable costs and attorneys fees. Any award of the Arbitrators may be entered as a judgment in any court competent jurisdiction.

Notwithstanding the provisions contained in the foregoing paragraph, the parties hereto agree that Employer may, at its election and without delivering the notice to Employee required in Section VI(B) hereof, seek injunctive or other equitable relief from a court of competent jurisdiction for a violation or violations by Employee of the Confidentiality Agreement or the Non-Competition Agreement.

SECTION XVI. LEGAL REPRESENTATION

Employer and Employee both acknowledge that Employer has utilized legal counsel with respect to this Agreement. EMPLOYEE IS ADMONISHED TO SEEK HIS OWN LEGAL COUNSEL.

SECTION XVII. GOVERNING LAW

It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Colorado, and that, in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any such action or special proceeding may be instituted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of April 27, 2006.

friendlyway CORPORATION

By:/s/ Alexander von Welczeck
Alexander von Welczeck
Chief Executive Officer

EMPLOYEE:

/s/ Kenneth J. Upcraft
Kenneth J. Upcraft

Exhibit “A”

CONFIDENTIALITY AGREEMENT

April 27, 2006

friendlyway Corporation
1255 Battery
Suite 200
San Francisco, CA 94111

Re:	Confidentiality Agreement

Gentlemen:

In connection with the execution of an employment agreement (the “Employment Agreement”) between the undersigned and friendlyway Corporation (together with affiliates, the “Company”), the Company will furnish to the undersigned certain information concerning its business, financial position, operations, business contacts, assets and liabilities, as well as certain items of equipment useful in its business. As a condition to furnishing such information to the undersigned and as a condition to the undersigned’s entering into an employment agreement with the Company, the undersigned agrees to treat any information concerning the Company (whether prepared by the Company, its advisors, or otherwise, and irrespective of the form of communication) which is furnished to the undersigned now or in the future by or on behalf of the Company (together with the material described below, herein collectively referred to as the “Confidential Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The undersigned understands that the term “Confidential Material” also includes all notes, analysis, compilations, studies, interpretations or other documents prepared by the Company or its representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the undersigned. The term “Confidential Material” does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by the undersigned, or (B) was lawfully within the undersigned’s possession prior to its being furnished to the undersigned by or on behalf of the Company, provided that the source of such information was not known by the undersigned to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, or (C) is disclosed to the undersigned by a third party, provided that such third party was not known by the undersigned to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.

The undersigned hereby agrees that he will use the Confidential Material solely in connection with the undersigned’s performance of his duties under the employment agreement, that the Confidential Material will be kept confidential and that the undersigned will not disclose any of the Confidential Material in any manner whatsoever.

The undersigned hereby agrees that he shall not reverse engineer, reverse assemble or otherwise attempt to recreate or duplicate any of the Company’s products.

In the event that the undersigned is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Material, the undersigned will provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, the undersigned is, nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Material, the undersigned may, without liability hereunder, disclose only that portion of the Confidential Material specifically required by an order of Court. Additionally, the undersigned shall make every reasonable effort and take every reasonable action, including, without limitation, by cooperating with the Company, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material.

Upon termination of the Employment Agreement or at any time upon the request of the Company, the undersigned will promptly deliver to the Company or certify destruction of, at the Company’s direction, all Confidential Material (and all copies thereof) furnished to the undersigned by or on behalf of the Company pursuant hereto. All oral Confidential Material provided to the undersigned shall continue to be held confidential hereunder. Notwithstanding the return or destruction of the Confidential Material, the undersigned will continue to be bound by obligations of confidentiality hereunder.

The undersigned agrees that the Company, without prejudice to any rights to judicial relief he may otherwise have, shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this letter agreement and that the undersigned will not oppose the granting of such relief. The undersigned also agrees that he will not seek and agrees to waive any requirement for the securing and posting of a bond in connection with the Company’s seeking or obtaining such relief. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that the undersigned has breached this letter agreement, then the undersigned will be liable to pay to the Company the reasonable legal fees incurred in connection with such litigation, including any appeal therefrom. Also, in the event a court of competent jurisdiction determines that the undersigned has not breached this letter agreement, then the Company will be liable to pay to the undersigned the reasonable legal fees incurred in connection with such litigation, including any appeal therefrom.

This letter agreement is for the benefit of the Company, and shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of Colorado applicable to agreements made and to be performed wholly within such jurisdiction. This letter agreement shall remain in full force and effect until the earlier of the date that is three years from the termination of the undersigned’s employment by the Company or the date that this agreement is terminated by the Company.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned whereupon this letter agreement shall become a binding agreement.

Very truly yours,

/s/ Kenneth J. Upcraft

Kenneth J. Upcraft

AGREED AND ACCEPTED as
of the date first written above:

FRIENDLYWAY CORPORATION

By: /s/ Alexander von Welczeck
  Alexander von Welczeck
  Chief Executive Officer

Exhibit “B”

AGREEMENT NOT TO COMPETE

THIS AGREEMENT NOT TO COMPETE is entered into by and between friendlyway Corporation, a Nevada corporation (“Employer”), and Kenneth J. Upcraft (“Employee”).

WHEREAS, Employee is employed by Employer as President and Chief Executive Officer, pursuant to an employment agreement (the “Employment Agreement”); and

WHEREAS, as a condition to such employment, Employee has agreed to sign and be bound by this Agreement Not to Compete; and

NOW, THEREFORE, the parties agree as follows:

Section 1. Covenant Not to Compete. Employee acknowledges that, as a key management employee of Employer, Employee will be involved, on a high level, in the development, implementation and management of the national and international business strategies and plans of Employer, which shall consist of Employer and such other business units, divisions, subsidiaries or other entities of Employer as Employer shall determine in its sole discretion from time to time. By virtue of Employee’s unique and sensitive position and special background, employment of Employee by a competitor of Employer represents a serious competitive danger to Employer, and the use of Employee’s talent and knowledge and information about Employer’s business, strategies and plans can and would constitute a valuable competitive advantage over Employer. In view of the foregoing, Employee covenants and agrees that, if (i) Employee’s employment with Employer is terminated for “just cause” or (ii) if Employee voluntarily resigns from his employment with Employer, then, for a period of one year after the date of such termination, Employee will not engage or be engaged as, in any capacity, directly or indirectly, including, but not limited to, employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than 5% equity interest in any enterprise the securities of which are publicly traded) in any business entity engaged in competition with any business conducted by Employer on the date of termination. Employee further agrees that, if his employment shall cease pursuant to the change-in-control provision of the Employment Agreement, then, for so long thereafter as Employee shall receive compensation under the Employment Agreement, Employee shall not engage in the activities prohibited by the preceding sentence. This Agreement Not to Compete shall survive the termination or expiration of the Employment Agreement. If any court determines that this Agreement Not to Compete, or any part hereof, is unenforceable because the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

For purposes of this Agreement, “just cause” shall have the same meaning as set forth in Section VI (B) of the Employment Agreement of even date between the parties.

Section 2. Continuing Obligations. Employee agrees that, for one year following (i) his termination of employment with Employer for just cause or (ii) his resignation as an employee of Employer, Employee shall keep Employer informed of the identification of Employee’s employer and the nature of such employment or of Employee’s self-employment. Employer agrees that, within fifteen days after receiving notice, pursuant to this Section 2, of the identification of the prospective employer, the nature of the employment or self-employment or any change therein, Employer will advise Employee as to whether such employment constitutes a violation of Section 1 hereof.

Section 3. Injunctive Relief. Employee acknowledges that the violation of the covenants contained in this Agreement would be detrimental and cause irreparable injury to Employer and its affiliates which could not be compensated by money damages. Employee agrees that an injunction from a court of competent jurisdiction is the appropriate remedy for these provisions, and consents to the entry of an appropriate judgment enjoining Employee from violating these provisions in the event there is a find of their breach.

Section 4. Severability of Covenants. Each of the covenants contained in this Agreement are independent covenants, which may be available to or relied upon by Employer and its affiliates in any court of competent jurisdiction. If any one of the separate and independent covenants shall be deemed to be unenforceable under the laws of any state of competent jurisdiction, each of the remaining covenants shall not be affected thereby. Notwithstanding the provisions of this Section 4, it is understood that every benefit received by Employee by virtue of this Agreement is consideration for each separate covenant contained herein.

Section 5. Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

Section 6. Other Remedies. The undertakings herein shall not be construed as any limitation upon the remedies
Employer might, in the absence of this Agreement, have at law or in equity.

INTENDING to be legally bound hereby, Employer and Employee hereby duly execute this Agreement Not to Compete as of the date indicated below.

FRIENDLYWAY CORPORATION

Date: April 27, 2006	By:/s/ Alexander von Welczeck
Alexander von Welczeck
Chief Executive Officer

Date: April 27, 2006	/s/ Kenneth J. Upcraft
Kenneth J. Upcraft